Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into as of June 13, 2012 by and between James W. Dunn (hereinafter “Executive”), on the one hand, and Electronic Systems Group, L-3 Communications Corporation and L-3 Communications Holdings, Inc. (collectively, “L-3”), on the other hand (Executive and L-3 are sometimes collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive and L-3 have come to an agreement regarding Executive’s retirement from L-3;

WHEREAS, the Parties understand and agree that neither the making of this Agreement, nor anything contained herein, shall, in any way, be construed or considered to be an admission by L-3 of wrongdoing or noncompliance with any federal, state, or local statute, public policy, tort law, contract law, common law or of any other civil wrongdoing whatsoever.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES THAT:

1.	Executive’s employment with L-3 shall continue through, and terminate as of, December 31, 2012 (the “Retirement Date”).

2.	On or before the Retirement Date, Executive shall be paid for all unpaid wages and all accrued but unused vacation to which Executive is entitled through the Retirement Date, less withholding taxes and any other deductions required by law.

3.	On the Retirement Date (or on such earlier date as may be required pursuant to the terms of the applicable employee benefit plan), Executive’s participation in L-3 benefit plans (including, without limitation, L-3’s regular and supplemental pension plans, savings plans, deferred compensation plans, Management Incentive Bonus and short and long-term cash incentive plans) shall cease, subject to any post-termination benefit rights that Executive may have under such plans and in accordance with their terms. In addition, Executive’s participation in L-3 health, disability and life insurance benefit plans shall cease as of the Retirement Date, subject to any post-termination benefit rights that may exist under such plans and in accordance with their terms. Executive will receive, under separate cover, information regarding Executive’s entitlement to benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

4.	To the extent practicable, on or before August 31, 2012 (and in any event, prior to the Retirement Date), Executive shall return to L-3 all of its property, equipment, credit cards, documents and records, including materials generated or collected by Executive during the course of Executive’s employment, all of which are the property of L-3, and the Company may direct Executive to refrain from reporting to the Company’s premises after August 31, 2012. Additionally, the Company may direct Executive to refrain from performing active duties for the Company from and after the date of this Agreement.

5.	Executive agrees to execute General Releases in the form attached hereto as Exhibits A and B which shall release L-3 (including any successors and assigns, subsidiaries, affiliates, related entities, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns, collectively, the “Released Parties”) from any and all claims as set forth therein.

6.	Separation Benefits. In consideration for Executive’s execution and non-revocation of the General Release attached hereto as Exhibit A, and the other duties and obligations set forth in this Agreement, L-3 agrees to the following:

(a)	L-3 agrees to continue paying to Executive his regular base salary payments at the current level as of the date hereof (less applicable withholdings and deductions) through the Retirement Date, and L-3 will not separate Executive from employment prior to the Retirement Date other than for Cause. For purposes of this Agreement, Cause shall have the meaning set forth in the agreement governing the restricted stock units; issued to Executive on February 22, 2012.

In consideration for Executive’s execution and non-revocation of the General Release attached hereto as Exhibit B on or after the Retirement Date, and the other duties and obligations set forth in this Agreement, L-3 agrees to the following subject to the occurrence of and effective upon the Exhibit B Effective Date:

(b)	The terms governing the time vesting restricted stock units issued to Executive on February 22, 2012 shall be deemed amended so as to allow Executive’s termination of employment as of the Retirement Date to satisfy the requirements of the “retirement” definition thereunder, subject to Executive’s continued compliance with this Agreement. For purposes of clarity, Executive’s other outstanding time vesting restricted stock unit awards shall be governed by the terms of the applicable award agreement, which provides that such awards shall become payable in accordance with the terms of the applicable award agreement, but without regard to the requirement of Executive’s continued employment through the applicable settlement date.

(c)

The terms governing Executive’s “Performance Awards” (as defined below) shall be deemed amended to treat Executive’s termination of employment as a “Retirement” constituting a “Qualified Termination” (each, as defined under the applicable Performance Award agreements), with deemed service credit through December 31,2012, subject to

Executive’s continued compliance with this Agreement. As used above, the term “Performance Awards” means (i) the performance unit awards granted to Executive on February 23, 2010, February 24, 2011 and February 22, 2012 and (ii) the performance cash award granted to Executive on February 22, 2012.

(d)	L-3 shall pay Executive a cash amount equal to $975,000, less withholding taxes and other deductions required by law (the “Separation Payment”). The Separation Payment shall be paid to Executive in equal installments in biweekly intervals on the same dates as L-3 payroll is paid, beginning on the first payroll date following the Exhibit B Effective Date of this Agreement and ending on December 31, 2013.

(e)	L-3 shall pay Executive $925,000 as an annual cash bonus for 2012 (the “2012 Bonus”), less withholding taxes and other deductions required by law, in full satisfaction of Executive’s right to receive any annual bonus for 2012. The 2012 Bonus shall be paid to Executive in a single lump sum at the same time bonuses are paid to L-3 employees generally, but in no event later than March 15, 2013.

(f)	L-3 agrees to enter into a consulting agreement with Executive in the form attached hereto as Exhibit C (the “Consulting Agreement”) to become effective upon the Exhibit B Effective Date.

7.

Section 409A. All payments to Executive that are described in this Agreement are subject to applicable withholding taxes. In addition, each payment shall be designated as a “separate payment” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be made subject to compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s “separation from service” within the meaning of Section 409A of the Code (which, for the avoidance of doubt, may occur earlier than the Retirement Date) he is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between Executive and L-3 or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then L-3 will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Paragraph 7 shall be paid to Executive in a lump sum, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Additionally, nothing under this Agreement shall be deemed to change the scheduled payment date(s) of any deferred compensation subject to Section 409A of the Code to the extent that such a change in payment date would be impermissible under Section 409A of the Code.

8.	No Claims Filed. Executive represents and warrants that he has not instituted any action, complaint charge, arbitration or any similar proceeding against L-3 or the Released Parties based upon any conduct up to and including the date of this Agreement, and Executive shall not seek or accept any award, damages, recovery or settlement from any source or proceeding pertaining to his employment with L-3, his retirement from L-3 or otherwise.

9.	Confidential Information.

(a)	As a result of the position which he occupied, and the confidence placed in him, Executive was entrusted with and had access to Confidential Information (defined below), in order for him to carry out his responsibilities. Executive acknowledges that any Confidential Information of L-3 derives independent value from not being readily known to or ascertainable by proper means by others who may obtain value from its disclosure or use. Executive agrees that Confidential Information is the sole property of L-3 and Executive agrees that Executive will not use or disclose Confidential Information or share, communicate or provide access to any Confidential Information to any other person. Executive further agrees that any such use or disclosure will constitute a misappropriation of Confidential Information of L-3 and a violation of this Agreement.

(b)

“Confidential Information” means any non-public, confidential or personal information or materials in any media (including oral, written, electronic or digital) relating to L-3 and its directors, officers, affiliates, or employees, or relating to L-3 or its affiliates’ past, current or future businesses, legal matters, activities, finances, personnel, transactions, assets and activities. Confidential Information includes, but is not limited to, business or marketing plans, financial data, profit plans, know-how, minutes of meetings, notes, instructions, correspondence pertaining to L-3’s Divisions or affiliates or the like of L-3. Confidential Information does not include any information that is or becomes generally known to the public or industry, other than due to the fault of Executive or any other L-3 personnel.

(c)	Nothing contained in this Agreement is intended, nor shall it be construed or applied, to restrict or inhibit any communications by Executive with any law enforcement or governmental agency or regulatory or governing body, as required by applicable law, or to prohibit Executive from testifying truthfully pursuant to subpoena or other legal process, provided that in each case such communications are consistent with all applicable laws. In the event that Executive is requested or compelled to disclose any information that could constitute Confidential Information, Executive agrees that, prior to such disclosure and to the extent consistent with applicable law, he will give immediate written notice to the L-3 Corporate General Counsel sufficient to allow L-3 a reasonable opportunity to contest such disclosure.

10.	Agreement Confidentiality. Neither Executive nor any of his representatives, including but not limited to, any counsel advising or representing him, shall publicize or disclose any information relating to the basis of any claims that Executive may have arising out of his employment with L-3 or his retirement from employment with L-3, or the terms of or amounts of payments made pursuant to this Agreement and accompanying General Release, to any person or entity, other than Executive’s spouse, counsel or accountant, or other advisors who may not disclose or publicize such information, unless required to make such a factual statement pursuant to law or compulsory process. Executive acknowledges and agrees that the representations and warranties in this Paragraph 10 are a material inducement for L-3 to enter into this Agreement.

11.	Non-Solicitation of Employees. Executive agrees that from the date hereof and continuing for twelve (12) months following the Retirement Date, he shall not, without the prior written consent of L-3, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, on his own behalf or on behalf of any person, firm or company, solicit or offer employment to any person who is or has been employed by L-3 at any time during the twelve (12) months immediately preceding such solicitation.

12.

Non-Disparagement. Executive agrees that he will not, directly or indirectly, communicate with any person or entity, including, without limitation, any of L-3’s creditors, customers, suppliers, officers, licensees, business partners or employees, or any member of the press or other media, about any aspect of the business, prospects, operations, or financial condition of L-3 or the Released Parties, nor publish or make any statements critical of L-3 or the Released Parties, which may in any way, directly or indirectly, adversely affect or otherwise interfere with or malign the business or reputation of L-3 or the Released Parties, unless such communication is legally required by subpoenas in a proper case. The Company agrees that it will instruct its directors and executive officers not to publish or make any public statements critical of Executive, unless such communication is legally required.

13.	Executive Breach. Executive agrees that in the event Executive breaches any of Executive’s obligations under Paragraphs 9, 10, 11 or 12 of this Agreement, L-3 shall have no further obligation to provide any outstanding payments or benefits pursuant to Paragraph 6, above, and shall be entitled to recover all amounts paid pursuant to Paragraph 6 (in each case including, but not limited to, any outstanding payments or amounts paid, respectively, under the Consulting Agreement) and to obtain all other remedies (including but not limited to injunctive relief) provided by law or equity, provided, however, that Executive’s obligations under the Agreement shall remain in full force and effect.

14.	Jurisdiction. Executive agrees that if he violates this Agreement and particularly the provisions of Paragraphs 9, 10, 11 or 12, L-3 will suffer irreparable harm. Executive therefore agrees that in the event of any action arising under or related to this Agreement, including but not limited to enforcement of this Agreement by means of a temporary injunction and/or other appropriate equitable relief, Executive consents to the jurisdiction of any state or federal court sitting in New York County, New York, and Executive waives, and agrees not to assert, as a defense in any such action or proceeding, that Executive was not subject thereto or that venue is improper for lack of residence, inconvenient forum or otherwise inappropriate. Executive agrees that service of process may be made upon him by certified mail at his address last known to L-3. Executive further agrees that, in the event the court grants temporary or permanent injunctive or legal relief in favor of L-3, Executive will also be liable for all costs incurred in connection therewith, including L-3’s reasonable attorney’s fees. The Parties waive their right to a jury trial in all proceedings arising under this Agreement.

15.	Reasonable Assistance. Executive agrees to cooperate with L-3, as requested by the Chief Executive Officer of L-3, in assisting with the transition of business matters of L-3, including ongoing or completed transactions, in which he was involved or had obtained knowledge as an employee of L-3. Such cooperation shall include attending meetings as reasonably needed with company officials, and if involved in litigation, trial and deposition appearances and providing truthful testimony. L-3 agrees that if such cooperation is required beyond the Retirement Date, as defined below, it will reimburse Executive for any time he expends in connection with such cooperation at the rate of $125.00 per hour, and will reimburse Executive for reasonable travel expenses associated with attending such meetings and appearances.

16.	No Further Obligations. Executive understands and agrees that L-3’s obligations set forth in this Agreement, which Executive is not otherwise entitled to, are in lieu of any and all other amounts to which Executive might be, is now, or may become entitled to receive from L-3 or any Released Parties upon any claim whatsoever and, without limiting the generality of the foregoing, Executive expressly waives any claim to employment or reinstatement to employment, payment for salary, wages, back pay, front pay, interest, bonuses, contributions to or vesting in any employee benefit plans, profit sharing and/or equity generally, damages, accrued vacation, accrued sick leave, medical benefits, life insurance benefits, overtime, severance pay and attorneys’ fees or costs, except for those expressly provided for in this Agreement and except for post-employment rights, if any, that Executive may be entitled to under any of L-3’s insurance policies or benefit plans (including any vested pension benefits) and in accordance with their terms.

17.	References. Following the Retirement Date, Executive agrees to direct inquiries from prospective employers to John M. Hill. L-3 agrees that, upon such an inquiry, it will provide a reference of employment regarding Executive which shall include the dates of his employment with L-3 and his last position held.

18.	ADEA Release. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Agreement; (ii) Executive has up to twenty-one (21) days from the date of this Agreement within which to consider this Agreement and the General Release attached as Exhibit A, and Executive will have up to twenty-one (21) days from the Retirement Date within which to consider the General Release attached as Exhibit B, although Executive may, at Executive’s discretion, sign and return the appropriate release at any time on or after the date of this Agreement or the Retirement Date, respectively, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) Executive has seven (7) days following Executive’s execution of this Agreement and General Release attached as Exhibit A to revoke the Agreement and General Release (the “Revocation Period”); (iv) this Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Executive acknowledges that if Executive has not returned the signed Agreement and General Release attached as Exhibit A within the time permitted, then the offer of payments and benefits set forth herein will expire by its own terms at such time. Executive also recognizes that revocation of this Agreement must be in writing and must be delivered to John M. Hill, by certified mail or courier service (signature of receipt required).

19.	This Agreement shall not become effective until the eighth (8th) day following the date on which Executive signs this Agreement and General Release attached as Exhibit A (the “Effective Date”), provided Executive has not revoked the Agreement and General Release attached as Exhibit A, and Executive acknowledges that no payments or benefits shall be due, owing or paid by or on behalf of L-3 unless and until this Agreement becomes effective.

20.	Miscellaneous. L-3 represents that the officer signing this Agreement has the authority to bind each of the entities on whose behalf he is signing to the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of L-3’s successors and assigns, including any merged or successor entities. By entering into this Agreement, neither L-3 nor Executive admits, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning Executive’s employment and retirement from that employment.

21.	Complete Agreement. Executive acknowledges that, except as expressly set forth herein, this Agreement constitutes the entire agreement between Executive and L-3 concerning Executive’s employment and his retirement, and supersedes all prior and contemporaneous oral and written agreements, understandings and representations, including any oral promises made by anyone at L-3. This Agreement may not be modified or changed except by written instrument executed by both parties.

22.	Choice of Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles. If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. In the event that any provision of this Agreement is found by a court of competent authority to be more restrictive than permitted by applicable law, such provision shall be limited to the extent permitted by law.

Dated: June 13, 2012	/s/ James W. Dunn
James W. Dunn

Dated: June 13, 2012	L-3 Communications Corporation, L-3 Communications Holdings, Inc. and Electronic Systems Group

	By:	/s/ Fagie Hartman
Fagie Hartman
Vice President, Assistant General Counsel, L-3 Communications Corporation

EXHIBIT A

GENERAL RELEASE

L-3 Communications Corporation, L-3 Communications Holdings, Inc. and Electronic Systems Group (hereinafter collectively, “L-3”) and James W. Dunn (hereinafter “Executive” or the “Releasor”), have agreed it is mutually advantageous for Executive’s employment with L-3 to end on December 31, 2012, and have entered into a confidential Retirement Agreement (the “Agreement”) dated as of June 13, 2012 concerning the terms and conditions of Executive’s employment and retirement from employment. Executive has agreed to execute this General Release. This General Release and the Agreement shall be considered together as one document.

In consideration for Executive’s signing (and not revoking during the Revocation Period provided for in the Agreement) this General Release, L-3 will provide Executive with the payments and other benefits and obligations described in the Agreement on the terms set forth therein. These benefits are available to Executive only as consideration for timely signing (and not revoking) the Agreement and General Release.

Executive, for and in consideration of the payments and other obligations contained in the Agreement, and for other good and valuable consideration, hereby releases, waives and forever discharges, and by this General Release does release, waive and forever discharge, L-3, including any successors and assigns, subsidiaries, affiliates, related entities, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes whatsoever, whether known or unknown, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, arising from Executive’s employment with L-3, Executive’s retirement from that employment or otherwise, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this General Release. Executive agrees that this General Release constitutes a full, complete and knowing waiver and release of all such claims, whether arising under common law, policy, contract (whether oral or written, express or implied), tort law or any other local, state or federal law, regulation or ordinance. Such released claims include, but are not limited to, all claims or causes of action for discrimination, defamation, libel, personal injury, property damage or whistleblower claims, as well as those arising under the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the Sarbanes Oxley Act of 2002, the False Claims Act, the New York Human Rights Law, the New York Executive Law, the Administrative Code of the City of New York, and all other federal, state and local laws (including the common law) of any type or description relating to employment matters, arising out of or derivative from Executive’s employment with L-3, his retirement from employment with L-3 or otherwise.

This release of claims includes, but is not limited to, Executive’s waiver and release of any right or claim that he may have or assert to compensation, wages, overtime, back pay, reinstatement or re-employment, profit sharing and/or equity generally, bonuses, benefits of any kind or any nature arising or derivative from his employment with L-3, his retirement from employment with L-3, or otherwise, including but not limited to those arising in tort contract or any statute. This General Release is not intended to affect Executive’s rights, if any, to post-termination benefits to which he may be entitled under L-3 benefit plans (including any vested pension benefits) and in accordance with their terms, Executive’s rights under the Agreement, or claims that cannot be waived as a matter of law.

By signing this Agreement and General Release, Executive acknowledges that Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal, financial and other personal advisors of Executive’s own choosing in assessing whether to execute this Agreement and General Release. Executive represents and warrants that no representation, statement, promise, inducement, threat or suggestion has been made by L-3 or any other Released Parties to influence Executive to sign this Agreement and General Release except such statements as are expressly set forth herein. Executive understands that by signing this Agreement and General Release, Executive is releasing L-3 of all claims against it. Executive has read this Agreement and General Release and understands its terms, Executive has been given a reasonable period of time to consider its terms and effect and to ask any questions Executive may have, and Executive voluntarily agrees to the terms of this Agreement and General Release.

IN WITNESS WHEREOF, the RELEASOR has hereunto set his hand and seal the 13th day of June, 2012.

/s/ James W. Dunn
James W. Dunn

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On June 13, 2012, before me personally came James W. Dunn, to me known and known to me to be the individual described herein, and who executed the foregoing General Release, and duly acknowledged to me that he executed the same.

/s/ Domenica Sinisi
Notary Public

EXHIBIT B

GENERAL RELEASE

L-3 Communications Corporation, L-3 Communications Holdings, Inc. and Electronic Systems Group (hereinafter collectively, “L-3”) and James W. Dunn (hereinafter “Executive” or the “Releasor”), have agreed it is mutually advantageous for Executive’s employment with L-3 to end on December 31, 2012, and have entered into a confidential Retirement Agreement (the “Agreement”) dated as of June 13, 2012 concerning the terms and conditions of Executive’s employment and retirement from employment. Executive has agreed to execute this General Release. This General Release and the Agreement shall be considered together as one document.

In consideration for Executive’s signing (and not revoking during the Revocation Period provided for below) this General Release, L-3 will provide Executive with the payments and other benefits and obligations described in the Agreement on the terms set forth therein. These benefits are available to Executive only as consideration for timely signing (and not revoking) the Agreement and General Release.

Executive, for and in consideration of the payments and other obligations contained in Paragraphs 6(b) through 6(f) of the Agreement, and for other good and valuable consideration, hereby releases, waives and forever discharges, and by this General Release does release, waive and forever discharge, L-3, including any successors and assigns, subsidiaries, affiliates, related entities, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes whatsoever, whether known or unknown, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, arising from Executive’s employment with L-3, Executive’s retirement from that employment or otherwise, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this General Release. Executive agrees that this General Release constitutes a full, complete and knowing waiver and release of all such claims, whether arising under common law, policy, contract (whether oral or written, express or implied), tort law or any other local, state or federal law, regulation or ordinance. Such released claims include, but are not limited to, all claims or causes of action for discrimination, defamation, libel, personal injury, property damage or whistleblower claims, as well as those arising under the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the Sarbanes Oxley Act of 2002, the False Claims Act, the New York Human Rights Law, the New York Executive Law, the Administrative Code of the City of New York, and all other federal, state and local laws (including the common law) of any type or description relating to employment matters, arising out of or derivative from Executive’s employment with L-3, his retirement from employment with L-3 or otherwise.

This release of claims includes, but is not limited to, Executive’s waiver and release of any right or claim that he may have or assert to compensation, wages, overtime, back pay, reinstatement or re-employment, profit sharing and/or equity generally, bonuses, benefits of any kind or any nature arising or derivative from his employment with L-3, his retirement from employment with L-3, or otherwise, including but not limited to those arising in tort, contract or any statute. This General Release is not intended to affect Executive’s rights, if any, to post-termination benefits to which he may be entitled under L-3 benefit plans and in accordance with their terms, Executive’s rights under the Agreement, or claims that cannot be waived as a matter of law.

Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this General Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this General Release; (ii) Executive has up to twenty-one (21) days from December 31, 2012 within which to consider this General Release, although Executive may, at Executive’s discretion, sign and return the General Release at any time on or after December 31, 2012, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) Executive has seven (7) days following Executive’s execution of this General Release to revoke this General Release (the “Revocation Period”); (iv) this General Release, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in the Agreement or the General Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Executive acknowledges that if Executive has not returned the signed General Release within the time permitted, then the offer of payments and benefits set forth in Paragraphs 6(b) through 6(f) of the Agreement will expire by its own terms at such time. Executive also recognizes that revocation of this General Release must be in writing and must be delivered to John M. Hill, by certified mail or courier service (signature of receipt required).

This General Release shall not become effective until the eighth (8th) day following the date on which Executive signs this General Release (the “Exhibit B Effective Date”), provided Executive has not revoked the Agreement and this General Release, and Executive acknowledges that no payments or benefits under Paragraphs 6(b) through 6(f) of the Agreement shall be due, owing or paid by or on behalf of L-3 unless and until this General Release becomes effective.

Executive represents and warrants that he has not instituted any action, complaint, charge, arbitration or any similar proceeding against L-3 or the Released Parties based upon any conduct up to and including the date of this General Release, and Executive shall not seek or accept any award, damages, recovery or settlement from any source or proceeding pertaining to his employment with L-3, his retirement from L-3 or otherwise.

By signing this Agreement and General Release, Executive acknowledges that Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal financial and other personal advisors of Executive’s own choosing in assessing whether to execute this Agreement and General Release. Executive represents and warrants that no representation, statement, promise, inducement, threat or suggestion has been made by L-3 or any other Released Parties to influence Executive to sign this Agreement and General Release except such statements as are expressly set forth herein. Executive understands that by signing this Agreement and General Release, Executive is releasing L-3 of all claims against it. Executive has read this Agreement and General Release and understands its terms, Executive has been given a reasonable period of time to consider its terms and effect and to ask any questions Executive may have, and Executive voluntarily agrees to the terms of this Agreement and General Release.

IN WITNESS WHEREOF, the RELEASOR has hereunto set his hand and seal the     day of         , 2012.

James W. Dunn

STATE OF	)
	:	ss.:
COUNTY OF	)

On             , 2012, before me personally came James W. Dunn, to me known and known to me to be the individual described herein, and who executed the foregoing General Release, and duly acknowledged to me that he executed the same.

Notary Public

EXHIBIT C

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into on June 13, 2012 by and between James W. Dunn (hereinafter “Consultant”), on the one hand, and L-3 Communications Corporation (“L-3” or the “Company”), on the other hand (Consultant and L-3 are sometimes collectively referred to as the “Parties”). The Parties are entering into this Agreement in accordance with the Retirement Agreement and General Release entered into between them on June 13, 2012 (the “Retirement Agreement”), which is incorporated herein by reference and made a part of this Agreement.

1.	Consulting Services.

Consultant and L-3 have agreed that, subject to Paragraph 4(b) below, Consultant shall provide consulting services to L-3 as may be requested by the Chief Executive Officer of L-3 from time to time and in his discretion (the “Consulting Services”).

2.	Term of Agreement; Location

a.	Consultant and Company agree that this Agreement shall commence on the Exhibit B Effective Date (as defined in the Retirement Agreement) and shall continue in effect until December 31, 2013, unless otherwise terminated in accordance with the terms of this Agreement.

b.	Consultant shall provide the Consulting Services at such Company facilities and other locations as the Chief Executive Officer reasonably shall direct. Consultant’s use and access to any applicable Company facility shall be subject to all Company policies and regulations, and any other reasonable restrictions which Company may impose from time to time.

3.	Compensation for Services

a.	In consideration of the Consulting Services to be performed by Consultant, Company shall pay Consultant a monthly fee of $25,000, prorated for partial periods (the “Consulting Fee”). The Consulting Fee shall be paid in installments in biweekly intervals on the same dates as L-3 payroll is paid, beginning on the first payroll date following the Exhibit B Effective Date and continuing in effect for a period of one year thereafter. The Company also agrees to reimburse Consultant for any reasonable travel or other out of pocket business expenses incurred by Consultant in performing the Consulting Services, provided that Consultant obtains the prior written consent of the Company before incurring any such expense.

4.	Relationship of the Parties

a.	In the performance of the Consulting Services, Consultant’s relationship to Company shall be that of a consultant to provide services on an independent contractor basis and not as an employee of Company. Accordingly, Company will not deduct from fees paid to Consultant any federal, state or local income taxes, disability insurance, social security or other payroll taxes, payments for unemployment compensation or any other type of withholding. All fees paid to Consultant by Company for Consulting Services shall be reported to the Internal Revenue Service on a 1099 form. Consultant is responsible for the payment of all taxes, including self-employment taxes. Consultant acknowledges that he shall not participate in (and shall not receive any benefits or awards under) any Company employee benefit plans by virtue of this agreement.

b.	Without limiting in any way Consultant’s obligations under Paragraph 1 above, Company and Consultant confirm that it is currently anticipated that Consultant’s duties as a consultant would decrease to no more than twenty percent (20%) of the average level of services performed by Consultant during his last three (3) years of employment with Company.

c.	The parties acknowledge and agree that Company shall have no right to control the manner, means or method by which Consultant performs the Consulting Services and shall be entitled only to direct Consultant with respect to the elements of the Consulting Services and to review and assess the performance of such services for the limited purposes of assuring that they have been performed.

d.	Consultant is not authorized to and shall not act on behalf of or otherwise represent L-3 except at the specific request of the Chief Executive Officer of L-3. Consultant’s authority is limited to providing the Consulting Services, and Consultant shall have no authority, without the express written consent of the Chief Executive Officer, to incur any obligation or liability, or make any commitments on behalf of Company and Consultant shall not represent to any third party that he has such power or authority.

5.	Representations.

a.	In performing the Consulting Services, Consultant agrees to comply with all applicable laws, regulations and L-3 policies and to not make or permit to be made, or knowingly allow a third party to make, any improper payments, or to perform any unlawful act. To that end, Consultant agrees to provide supporting information and to execute certifications as may be required to permit Company to comply fully with applicable government regulations which are or which may become effective during the term of this Agreement.

b.	Consultant acknowledges that he or she has received a copy of the Company’s Code of Ethics and Business Conduct and represents that he will comply with all applicable provisions therein.

6.	Confidential Information; Engagement With Other Parties

a.	In the course of performing the Consulting Services, Consultant may be given access to Confidential Information (as defined in the Retirement Agreement). Consultant agrees that Confidential Information is the sole property of L-3 and Consultant agrees that he will not use or disclose Confidential Information or share, communicate or provide access to any Confidential Information to any other person. Executive further agrees that any such use or disclosure will constitute a misappropriation of Confidential Information of L-3 and a violation of this Agreement.

b.	During the term of this Agreement, Consultant shall have the right to accept employment and/ or perform consulting work for one or more third parties, provided, however, that unless Consultant terminates this Agreement early on at least 60 days advance written notice to the Company (in which case the Company shall be relieved from paying any additional Consulting Fees hereunder) Consultant shall not, without Company’s advance written consent, perform the same or similar services for any person, firm or organization relating to products or services which are competitive with Company’s products and/or services which are the subject of this Agreement.

7.	Intellectual Property

Consultant agrees that all work that Consultant prepares on Company’s behalf during the performance of the Consulting Services (“Work Product”) is a work-for-hire, owned exclusively by Company. Consultant hereby assigns to Company any rights Consultant may have in such Work Product and Consultant agrees that Company shall be deemed the sole author and owner of any copyrightable material created under this agreement.

8.	Termination

L-3 may terminate this Agreement immediately and all payments due hereunder shall be forfeited (i) in accordance with the provisions of Paragraph 13 of the Retirement Agreement or (ii) if in rendering the Consulting Services, Consultant makes improper payments, engages in unlawful conduct, or any part of the fee or expenses payable under this Agreement is used for an illegal purpose.

9.	Assignment

Consultant shall not assign, transfer, or subcontract any of his obligations hereunder without the prior consent of Company. Company may assign its rights and obligations hereunder to any subsidiary, affiliate, or successor in interest without the consent of Consultant.

10.	Entire Agreement; Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If any part of this Agreement is found to be unenforceable, the rest will remain in full force and effect. This Agreement constitutes the entire agreement of the parties and supersedes all prior representations, proposals and communications, whether oral or in writing, in each case with respect to the subject matter contained herein, excluding the Retirement Agreement and any insurance policies or benefit plans providing Consultant with any post-employment rights (including any vested pension, benefits), which shall survive this Agreement. This Agreement may be modified only in writing signed by both Consultant and Company.

Dated: June 13, 2012	/s/ James W. Dunn
James W. Dunn

Dated: June 13, 2012	L-3 Communications Corporation, L-3 Communications Holdings, Inc. and Electronic Systems Group

	By:	/s/ Fagie Hartman
Fagie Hartman
Vice President, Assistant General Counsel, L-3 Communications Corporation